                                                                  Exhibit 2.05

                            SALE OF SHARES AGREEMENT

      THIS SALE OF SHARES (STOCK AND ASSET PURCHASE) AGREEMENT ("Agreement") is made and entered into as of the 12th day of October, 1998, by and between ColorSmart, Inc., a Nevada corporation ("ColorSmart"); and Stonehouse Graphics (Proprietary) Limited (No 97/19446/07) a South African company registered according to the Company Laws of the Republic of South Africa ("Stonehouse"); and NOLAN WEIGHT the sole shareholder of Stonehouse, (the "Shareholder").

RECITALS:

A. The Shareholder owns the total issued share capital of Stonehouse (the "Stonehouse shares");

B. ColorSmart desires to purchase from the Shareholder, and the Shareholder desires to sell to ColorSmart, the Stonehouse shares owned by him, in exchange for the consideration described herein.

C. In as much as this agreement establishes the intentions of the parties, it is recorded that the warranties given by the Shareholder and Stonehouse will apply to Stonehouse as it will be on the Closing Date as herein set out.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

ARTICLE I.

SALE OF SHARES (STOCK)

1.0 Sale and Transfer of STONEHOUSE Shares.

Subject to the terms and conditions of this Agreement, on the Effective Date (as hereinafter defined) the Shareholder agrees to sell, and ColorSmart agrees to purchase, all of the Stonehouse shares owned by the Shareholder together with all loan claims enjoyed by the Shareholder against Stonehouse at such date, and the Shareholder agrees to convey to ColorSmart, all right, title, ownership, and interest in and to the Stonehouse shares and loan claims, free and clear of any liens or encumbrances. The transaction shall however, close on the Closing Date as hereinafter defined and shall be subject to the fulfillment and discharge of the condition precedent referred to in paragraph 1.02.

1.01 Effective Date

The sale and purchase of the Stonehouse shares and loan claims shall take place on the commencement of business on the 15th October 1998 (the Effective Date) notwithstanding the date of execution hereof. All risk in and benefit to the Stonehouse shares and the Shareholder's loan claims shall pass to ColorSmart on the Effective Date.

1.02 Condition Precedent

The Closing and implementation of the sale and purchase recorded in this Agreement is subject to the conclusion of a Public Offering (as referred to in paragraph 6.08) on a recognized United States stock-exchange by the 30th November 1998, or such extended date as may be agreed upon in writing by the parties hereto, failing which this Agreement shall be deemed to have been cancelled, null and void and of no force or effect unless otherwise agreed in writing and none of the parties shall enjoy any rights or claims against the others arising herefrom.

1.03 Effective Balance Sheet

Stonehouse shall cause to be prepared signed and audited financial statements of its business as at the close of business on the 14th October 1998 (the Effective Balance Sheet) which financial statements shall reflect all its liabilities of whatsoever nature including contingent liabilities, if any. The Effective Balance Sheet shall be prepared as soon as possible, but in any event within 90 (ninety) days of the Effective Date.

1.04 Consideration.

The consideration for the Stonehouse shares and loan claims hereby acquired shall be the sum of R15 000 000.00 (fifteen million rand) LESS an amount equivalent to all the liabilities of Stonehouse as at the Effective Date which liabilities shall include all amounts, owing by Stonehouse to the Shareholder on loan account, its bankers and trade creditors. The consideration shall further be adjusted by an amount equal to the aggregate of all deposits and prepayments made or not made by Stonehouse in respect of insurances, water, electricity, telephone, normal payments of company tax and any other matter in respect of any period both prior to and subsequent to the Effective Date. Any adjustment so made to the purchase consideration shall be settled by the relevant party within 7 (seven) days of the presentation of an Adjustment Account to be prepared by the auditors in completing the Effective Balance Sheet. The consideration paid for the loan claims shall accordingly be the face value thereof; and the consideration for the issued shares shall be the difference between the sum of R15 000 000 (fifteen million rand) as adjusted aforesaid less the aggregate of the face value of the loan claims plus the total liabilities of Stonehouse as at the Effective Date.

1.05 Payment of the Consideration

Payment of the consideration by ColorSmart and against delivery of the total issued share capital and a cession of the loan claims acquired by it in terms of this Agreement and as hereinafter recorded shall be effected on the Closing Date hereinafter determined as follows

(a) the sum of R5 000 000 (five million rand) being an estimate of the amount equivalent to all the liabilities of Stonehouse as at the Effective Date and which will be reflected as such in the Effective Balance Sheet to be paid in South African rand to a bank account located in the Republic of South Africa nominated by Stonehouse;

(b) the balance of R10 000 000.00 (ten million rand) to be paid to a bank account as instructed and nominated by the Shareholder.

(c) The liabilities referred to in paragraph (a) above shall be certified as being true and correct by Stonehouse's auditor. As soon as the liabilities of Stonehouse as at the Effective Date have been established and certified, they shall be paid by Stonehouse to the respective creditor due to receive such payment (ex the banking account referred to in (a) above). The difference between the sum referred to in (a) above and the liabilities certified and paid, shall be paid to the Shareholder as the balance of the consideration due to him for the shares in terms hereof. Should the Effective Balance Sheet be completed subsequent to the Closing Date payment any interest which may accrue in respect of the amount paid in terms of paragraph (a) shall be for the benefit of the Shareholder.

ARTICLE II.

CLOSING

2.00 Closing Date.

The closing of the purchase and sale of the Stonehouse Shares hereunder (the "Closing") shall be held at the offices of Stonehouse at 1:00 p.m. on Monday 30th November, 1998, or at such other time and place upon which ColorSmart and Stonehouse may agree in writing (the "Closing Date"); provided, however, that any agreement postponing the Closing Date beyond November 30, 1998 shall also require the consent of all the parties hereto.

2.01 Delivery.

At the Closing and against payment of the purchase consideration the. Shareholder shall deliver to ColorSmart a share certificate or certificates, in proper form and duly completed, representing the Stonehouse shares to be purchased from the Shareholder and totaling in aggregate 100 (one hundred) shares of R1 (one rand) each. In as much as this Agreement contemplates the Shareholder disposing of all the issued shares in Stonehouse together with his loan claims against Stonehouse to ColorSmart and that all of Stonehouse's liabilities as at the Effective Date will be extinguished, in addition to the share certificates to be delivered in terms of this paragraph 2.02 the Shareholder shall deliver to ColorSmart at the Closing the following additional documents:

1.    a written cession of his claim/s on loan account against Stonehouse;

2. the original Memorandum and Articles of Association, Certificate of Incorporation and Certificate to Commence Business of Stonehouse (or certified copies thereof);

3. a resolution passed by the directors of Stonehouse approving the transfer of the shares acquired in terms of this Agreement into the name of ColorSmart or its nominee/s;

4. the written resignation of the directors, secretary and public officer of Stonehouse;

5. a resolution passed by the directors of Stonehouse appointing the nominees of ColorSmart as directors, secretary and public officer respectively of Stonehouse;

6. a written understanding by the current auditors of Stonehouse to resign as such upon completion of the Effective Balance Sheet (if in fact they had not resigned previously);

7. all books of account, records and documents of Stonehouse other than those immediately required by the auditors instructed to prepare the Effective Balance Sheet;

8. upon completion of the Effective Balance Sheet the Shareholder shall deliver to ColorSmart all books of account, records and documents utilised by the auditors for the preparation of the Effective Balance Sheet and the written resignation of the auditors if so required.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

3.0 The Shareholder represents and warrants to ColorSmart as set forth below that:

3.01 Title to STONEHOUSE Shares.

They Shareholder is the owner, beneficially and of record, of all of the shares issued by Stonehouse and to be sold by such Shareholder hereunder, free and clear of any liens, encumbrances, security agreements, options, claims, charges or restrictions of any nature whatsoever. Further, that the Shareholder shall cause his shares to be voted in favour of the consummation of the transactions contemplated by this Agreement, at any meeting of such Shareholder which may be required hereunder.

3.02 Authorisation.

The Shareholder has the full power and authority to execute and deliver this Agreement and to execute and deliver any and all other collateral agreements hereto and which are referred to as a part hereof. This Agreement constitutes the valid and binding obligation of the Shareholder, enforceable in accordance with its terms and conditions.

ARTICLE IV.

JOINT REPRESENTATIONS AND WARRANTIES OF STONEHOUSE AND THE SHAREHOLDER

4.00 Subject to and except for the information which is set forth in a list of exceptions, identified by the paragraph in this Article to which they pertain, and contained in a schedule delivered to ColorSmart prior to the execution of this Agreement and signed for identification on behalf of ColorSmart and Stonehouse (the "Stonehouse Schedule"), Stonehouse and the Shareholder jointly and severally represent and warrant to ColorSmart that:

4.01 Organisation.

Stonehouse is a company incorporated, validly existing and in good standing under the laws of the Republic of South Africa under Number 97/19446/07, and has full corporate power and authority to carry on its business as it is now being conducted. Stonehouse is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or properties make such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on Stonehouse.

4.02 Capitalization.

The authorised capital stock of Stonehouse consists of 1000 (one thousand) shares of R1 (one rand) each of which 100 (one hundred) shares of R1 (one rand) each have been issued. All the shares which have been issued, are fully paid and are not subject to pre-emptive rights created by statute, Stonehouse's Memorandum and Articles of Association or any agreement to which Stonehouse is a party or by which it is bound. Except as set forth herein, there are no options, warrants, calls, rights, commitments or agreements of any character to which Stonehouse is a party or by which it is bound obligating Stonehouse to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating Stonehouse to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

4.03 STONEHOUSE Subsidiaries.

Stonehouse owns no shares directly or indirectly, in any other company, corporation, partnership or joint venture interest.

4.04 Validity of Agreement.

Stonehouse has corporate power and authority to execute and deliver this Agreement. This Agreement constitutes the valid and binding obligation of Stonehouse, enforceable in accordance with its terms and conditions. The execution and delivery of this Agreement by Stonehouse, and the consummation of the transactions contemplated hereby, have been duly authorised by all necessary corporate action, and such execution and delivery do not require the consent approval or authorisation of any person, public authority or other entity.

4.05 STONEHOUSE Financial Statements.

Stonehouse has furnished to ColorSmart true and correct copies of its unaudited statements of operations, statements of shareholders' equity and statements of changes in financial condition for its fiscal year ended 28th February 1998, and for the interim period from 1st March 1998 to the 30th September 1998, and Stonehouse's unaudited balance sheets as of the end of such fiscal period (as of 28th February 1998 1998, hereinafter referred to as the "Stonehouse Balance Sheets", and all such financial statements, together with the notes thereto, being hereinafter referred to collectively as the Stonehouse Financials"). All of the Stonehouse Financials:

(i)   are in accordance with Stonehouse's books and records;

(ii) present fairly the financial position of Stonehouse and the results of its operations as of the respective dates and for the periods indicated thereon (subject to normal adjustments); and

(iii) have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis.

At the date of the Stonehouse Balance Sheets, Stonehouse had no material liabilities or obligations, fixed, contingent or otherwise, not set forth on or reserved against in the Stonehouse Financials, or the accompanying notes thereto, or in the Stonehouse Schedule. For purposes of this Agreement, "materiality" shall mean amounts in excess of R20 000 (twenty thousand rand) either individually or in the aggregate.

The Stonehouse Financials hereinbefore referred to in this paragraph 4.05 are the financial accounts and documents presented to ColorSmart and upon which it based it its decision to acquire the issued shares in Stonehouse and do not refer to the Effective Balance Sheet referred to in paragraph 1.02. In respect of the Effective Balance Sheet Stonehouse and the Shareholder do hereby further warrant and undertake that the Effective Balance Sheet shall:

1. comply with the requirements of the Companies Act No 61 Of 1973 as amended (South Africa);

2.    be prepared in conformity with generally accepted accounting principles;

3. fairly present the affairs and the profits of Stonehouse as at the Effective Date;

4. fairly reflect the assets and liabilities of Stonehouse as at the Effective Date;

5. make full provision for all liabilities (accrued or contingent) as at the Effective Date;

6. be prepared on the same basis as the financial statements for the financial year ended 28th February 1998

4.06 Events since Date of STONEHOUSE Balance Sheets.

Since the date of the Stonehouse Balance Sheet, except as otherwise contemplated by this Agreement, and except as described in the Stonehouse Schedule, Stonehouse has conducted its business only in the ordinary and usual course and, without limiting the generality of the foregoing:

(a) Stonehouse has not sustained any damage, destruction or loss by reason of fire, explosion, earthquake, casualty, labour trouble, requisition or taking of property by any government or agency thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total of partial termination, suspension, default or modification of contracts, governmental restriction or regulation, other calamity, or other similar or dissimilar event (whether or not covered by insurance) materially and adversely affecting the condition (financial or otherwise), business, net worth, assets, properties or operations of Stonehouse taken as a whole.

(b) There have been no changes in the condition (financial or otherwise), business, net worth, assets, properties, operations, obligations or liabilities (fixed or contingent) of Stonehouse which, in the aggregate, have had or may be reasonably expected to have (whether before or after the Closing Date) a materially adverse effect on the condition (financial or otherwise), business, net, worth, assets, properties or operations of Stonehouse as a whole.

(c) Stonehouse has not issued, or authorised for issuance, any equity security, bond, note or other security or granted, or entered into, any commitment or obligation to issue or sell any such equity security, bond, note or other security, whether pursuant to offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights or otherwise.

(d) Stonehouse has not incurred additional debt for borrowed money, nor incurred any obligation or liability (fixed, contingent or otherwise) except in the ordinary and usual course of business.

(e) Stonehouse has not declared, paid or made any dividend, payment or other distribution on or with respect to any share of its capital stock

(f) Stonehouse has not purchased, redeemed or otherwise acquired or committed itself to acquire for a consideration, directly or indirectly, any share or shares of its capital stock

(g) Stonehouse has not mortgaged, pledged, otherwise encumbered or subjected to lien any of its assets or properties, tangible or intangible, nor committed itself to do any of the foregoing.

(h) Stonehouse has not disposed of, or agreed to dispose of, any asset or property, tangible or intangible, except in the ordinary and usual course of business, and in each case for a consideration at least equal to the fair value of such asset or property, nor leased or licensed to others (including officers and directors), or agreed to lease or license, any asset or property.

(i) Stonehouse has not purchased or agreed to purchase or otherwise acquire any debt or equity securities of any corporation, partnership, joint venture, firm or other entity.

(j) Stonehouse has not entered into any transaction or contract, or made any commitment to do the same, except in the ordinary and usual course of business and not involving an amount in any case in excess of R200 000 (two hundred thousand rand) nor waived any right of substantial value or cancelled any debt or claim or voluntarily suffered any extraordinary loss.

(k) Stonehouse has not sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey, any Proprietary Right (as defined in Paragraph 4.16).

(l) Stonehouse has not effected or agreed to any amendment or supplement to any, employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement.

(m) Stonehouse has not effected or agreed to effect any change in its directors or executive management.

(n) Stonehouse has not effected or committed itself to effect any amendment or modification to its Memorandum or Articles of Association.

4.07 Events between Effective Date and Closing Date

Stonehouse shall continue to conduct its business only and in the usual course during the period between the Effective Date and the Closing date and the provisions of paragraph 4.06 (a) to 4.06 (n) inclusive shall as far as they may be applicable apply mutatis mutandis to the conduct of the business during this period.

4.08 Properties.

The Stonehouse Balance Sheets and the Effective Balance Sheet and Financial Statements shall reflect all of the assets and properties, real and personal, used by Stonehouse in its business or otherwise held by it, except for:

(1) property acquired or disposed of in the ordinary and usual course of business since the date of such balance sheet; and

(2) property not required under generally accepted accounting principles to be reflected thereon. Except as set forth in the Stonehouse Schedule, Stonehouse has good and marketable title to all assets and properties listed on the Stonehouse Balance Sheet and the Effective Balance Sheet and thereafter acquired, free and clear of any imperfections of title, lien, claim, encumbrance, restriction, charge or equity of any nature whatsoever. All of the fixed assets and properties listed on the Stonehouse Balance Sheet and the Effective Balance Sheet and thereafter acquired are in good operating condition and are free from any material defect.

4.09 Accounts Receivable.

All of the accounts receivable of Stonehouse shown on the Stonehouse Balance Sheet and the Effective Balance Sheet or thereafter acquired arose and are collectible in the ordinary and usual course of Stonehouse's business, except that the value of any account receivable the collection of which is doubtful or which is subject to a defence or set-off has been written down to an amount not in excess of realisable market value or adequate reserves or allowances therefor have been provided. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of Stonehouse, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis.

4.10 Taxes.

Stonehouse has duly filed with the appropriate South African Revenue Service all tax returns and reports required to be filed and has paid or accrued in full all taxes, interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any taxing authority. The Stonehouse Balance Sheet and Effective Balance Sheet will include adequate provision for all such taxes, interest, penalties, assessments or deficiencies, if any, through the date indicated thereon. Stonehouse has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any taxes. Stonehouse is not a party to any pending action or proceeding, nor, to the best of its knowledge, is any such action or proceeding threatened by any governmental authority for the assessment or collection of taxes, interest, penalties, assessments or deficiencies, and no claim for assessment or collection of taxes, interest, penalties, assessments or deficiencies has been asserted against it. No issue has been raised by any tax authority in connection with an audit or examination of Stonehouse's tax returns, business or properties which has not been settled or resolved.

4.11 Compensation.

The Stonehouse Schedule will contain a full and complete list of all persons who served as directors, officers, employees or consultants of Stonehouse as at the date of signature hereto, specifying their names and job designations, the annual compensation paid or payable to such persons and the basis of such compensation, whether fixed or commission or a combination thereof.

4.12 Compliance with Law.

Except for possible minor exceptions, the curing or non-curing of which would not have a material effect on the condition (financial or otherwise), business, net worth, assets, properties, or operations of Stonehouse taken as a whole, the business of Stonehouse has been conducted in accordance with all applicable laws, regulations, orders and other requirements or governmental authorities, including, without limiting the generality of the foregoing, all laws, regulations and orders relating to employment practices and procedures and the health and safety of employees. Stonehouse has not received any notice of alleged violations of any of the foregoing.

4.13 Litigation.

Except as set forth in the Stonehouse Schedule, there is no claim, dispute, action, proceeding, suit, appeal or investigation, at law or in equity, pending against Stonehouse or involving any of its business or properties, before any court, agency, authority, arbitration panel or other tribunal, and, to the best knowledge of Stonehouse and the Shareholder, none has been threatened. To the best knowledge of Stonehouse and the Shareholder, there are no facts which, if known to shareholders, customers, governmental authorities or other persons, would result in any such claim, dispute, action, proceeding, suit, appeal or investigation which would have a material adverse effect on the condition (financial or otherwise), business, net worth, assets, properties or operations of Stonehouse taken as a whole. Except as set forth in the Stonehouse Schedule, Stonehouse is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, or in default with respect to any notice, order, writ, injunction or decree.

4.14 Contracts.

The Stonehouse Schedule contains a full and complete list (subject in the case of clause (i) below to the rand amount indicated therein) of each partially or totally executory contract or agreement to which Stonehouse is a party, or by which it is bound in any respect, including, without limitation, any and all:

(i) contracts or agreements for the purchase, sale, lease or other disposition of equipment, goods, materials, research and development, supplies, studies, or capital assets, or for the performance of services, in any case involving more than R200 000 (two hundred thousand rand), except that such limitation as to the rand amount shall not apply as to any contracts or agreements covered by Paragraph 4.23;

(ii) contracts or agreements for the joint performance of work or services, and all other joint venture or teaming agreements,

(iii) management or employment termination and severance agreements contracts, consulting contracts, collective bargaining contracts or,

(iv) notes, mortgages, loan agreements, security agreements, guarantees, debentures, indentures, credit agreements and other evidences of indebtedness;

(v) pension, retirement, profit sharing, deferred compensation, bonus, incentive, life insurance, hospitalisation, or other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plan or arrangement);

(vi) stock option, stock purchase, warrant, repurchase or other contracts or agreements relating to any shares of capital stock;

(vii) contracts or agreements with agents, brokers, consignees, sales representatives or distributors;

(viii) contracts or agreements with any director, officer, employee, consultant or shareholder,

(ix)   powers of attorney or similar authorisations granted to third parties;
       and

(x) licenses, sublicenses, royalty agreements, and other contracts or agreements to which Stonehouse is a party, or otherwise subject, relating to technical assistance or to Proprietary Rights (as defined in Paragraph 4.16).

Stonehouse is not a party to, nor bound by, any contract or agreement which:

(A) Stonehouse can reasonably foresee will result in any material loss upon the performance thereof (including any material liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential, or down time charges); and

(B) is not reflected or adequately reserved against on the Stonehouse Balance Sheets and Effective Balance Sheet.

No party has raised any claim, dispute or controversy or withheld payments from Stonehouse with respect to any of its contracts nor has Stonehouse received notice or warning of alleged non-performance, delay in delivery or other non-compliance with respect to the obligations of Stonehouse under any of its contracts, nor are there any facts which exist indicating that any of such contracts may be totally or partially terminated or suspended by the other party thereto. Stonehouse has not entered into any contract or agreement containing covenants limiting its right to compete in any business with any person. As used in this Agreement, the terms "contract" and "agreement" mean and include every contract, agreement and commitment whether written or oral.

4.15 Immovable Property.

The Stonehouse Schedule contains a full and complete list of all immovable property leased by Stonehouse. All such property is held under valid and enforceable leases, copies of which have been delivered to ColorSmart and as to which neither party to the lease is in material default. Stonehouse does not own any immovable property. To the best knowledge of Stonehouse, the operations of Stonehouse on any of such immovable property, nor any improvement thereon, violate any applicable building code, zoning requirement, or pollution control ordinance or any other regulation or statute applicable to such immovable property.

4.16 Proprietary Rights.

The Stonehouse Schedule contains a full and complete list of all trademarks, trade names, service marks, and copyrights, or applications therefor, owned or used by Stonehouse. Stonehouse owns, or possesses adequate licenses or other rights to use, all trademarks, trademark applications, service marks, trade names, copyrights, inventions, drawings, computer software, designs, trade secrets, customer lists, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights") required for or incident to the operation, sale and use of all products and services sold or provided by Stonehouse free and clear of any right, lien, encumbrance or claim of others, including without limitation present or former employees of Stonehouse or their former employers; provided, however, that the possibility exists that other persons, completely independent of Stonehouse or its employees or agents, could have developed trade secrets, customer information or items of technical information similar or identical to that of Stonehouse. Stonehouse is not aware of any such development by other persons of similar or identical trade secrets or technical information. Stonehouse has taken reasonable security measures to protect the secrecy and confidentiality of such of its Proprietary Rights, the value of which depends upon such secrecy and confidentiality.

4.17 Toxic Wastes; Employee Safety etc.

To the best of its knowledge, Stonehouse makes adequate provision for the control, removal, disposal and storage of all toxic wastes, if any, generated by its business operations. Stonehouse is not presently in violation of any law, regulation, ordinance, or the like governing protection of the environment and human health and safety regarding toxic wastes. No action, proceeding, claim, suit or the like is pending or has been threatened against by any government agency or any person with respect to toxic wastes, occupational health and safety or environmental damage, nor is Stonehouse aware of any potential claims concerning any such matters.

4.18 Insurance.

The Stonehouse Schedule contains a full and complete list of all policies of insurance to which Stonehouse is a party or is a beneficiary or named insured, and Stonehouse has in full force and effect, with all premiums due thereon paid, the policies of insurance set forth therein. All the insurable properties of Stonehouse are insured in amounts and coverages and against risks and losses that are adequate and usual for similar properties and businesses.

4.19 Bank Accounts.

The Stonehouse Schedule contains a full and complete list of all the bank accounts of Stonehouse together with the names of the persons authorised to draw thereon. All cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

4.20 No conflict

The execution and delivery of this Agreement by Stonehouse and the performance of its obligations hereunder:

(i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of its Memorandum and Articles of Association, or any note, debt instrument, security agreement, lease, deed of trust or mortgage, or any other contract, agreement or commitment binding upon Stonehouse or any of its assets or properties;

(ii) will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favour of any third party upon any of its assets or properties; and

(iii) and will not conflict with or violate any applicable law, rule, regulation, judgement, order or decree of any government, governmental instrumentality or court having jurisdiction over Stonehouse or any of its assets or properties.

The Stonehouse Schedule contains a full and complete list of all necessary consents, waivers and approvals of third parties required to be obtained by Stonehouse in connection with the execution and delivery of this Agreement by Stonehouse and the performance of its obligations hereunder.

4.21 No Default.

Stonehouse has in all respects performed, or is now performing, the obligations of, and is not in material default (and would not by the lapse of time and/or the giving of notice be in material default) in respect of, any note, debt instrument, "security agreement, option to purchase, lease, deed of trust or mortgage, or any other material contract, agreement or commitment binding upon it or its assets or properties. Each of the material contracts, agreements or other instruments described on the Stonehouse Schedule is a legal, binding, and enforceable obligation by or against it to the best knowledge of Stonehouse, no party with whom it has an agreement or contract, which is of material importance to the condition (financial or otherwise), business, net worth, assets, properties, or operations of Stonehouse taken as a while, is in default thereunder or has breached any terms of provisions thereof in a material way,

4.22 Certain Advances.

There are no receivables of Stonehouse owing by directors, officers, employees, consultants or its shareholders, or owing by any affiliate of any director or officer of Stonehouse, other than advances in the ordinary and usual course of business to officers and employees for reimbursable business expenses.

4.23 Related Parties.

No officer or director of Stonehouse, or any affiliate of any such person has, either directly or indirectly:

(i) an interest in any corporation, partnership, firm or other person or entity which furnishes or sells products or services which are similar to those furnished or sold by Stonehouse; or

(ii) a beneficial interest in any contract or agreement to which Stonehouse is a party or by which Stonehouse may be bound.

For purposes of this Paragraph 4.23, there shall be disregarded any interest which arises solely from the ownership of less than a one (1) percent equity interest in a corporation whose stock is regularly traded on any national stock-exchange.

4.24 Copies of Certain Documents.

The Stonehouse Schedule contains true and complete copies of:

(i) its currently effective Memorandum and Articles of Association, certified by the Registrar of Companies, Pretoria;

(ii)  all tax returns filed by Stonehouse since its inception

4.25 Underlying Documents.

All underlying documents listed or described in the Stonehouse Schedule have heretofore been furnished to ColorSmart. All such documents furnished to ColorSmart are true and correct copies, and there are no amendments or modifications thereto, except as expressly noted in the Stonehouse Schedule. The minute books of Stonehouse contain full, complete and accurate records of all meetings and other corporate actions taken by the directors and shareholders of Stonehouse, and ColorSmart has heretofore been furnished true and correct copies of all documents and records contained in said minute books.

4.26 Disclosure.

Neither this Agreement, the Stonehouse Schedule, nor any other written statement or certificate furnished by Stonehouse or the Shareholders to ColorSmart in connection with the transactions contemplated hereby, when taken together, contain any untrue statement of a material fact or omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

4.27 Effect of Agreement.

The execution, delivery and performance by the Shareholder and by Stonehouse of this Agreement, and the consummation of the transactions herein contemplated, will not conflict with, or result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority or any provision of the Memorandum and Articles of Association of either, or any agreement or instrument to which the Shareholder or Stonehouse is a party or by which they are bound of to which they are subject. No consent of any person not a party to this Agreement and no consent of any governmental authority is required to be obtained on the part of the Shareholder or Stonehouse to permit the consummation of the transactions contemplated by this Agreement, which consents will not have been received before the Closing Date.

4.28 Indemnification of ColorSmart.

Stonehouse and the Shareholder, agree, jointly and severally, to indemnify, defend and hold ColorSmart, its officers, directors, employees and attorneys (all such persons and entities being collectively referred to as the "ColorSmart Group"), harmless from and against any and all losses, damages, costs and expenses, including attorneys' fees (any such loss, damage, cost or expense herein called a "Loss"), which they or any member of the ColorSmart Group may at any time sustain or incur by reason of:

(i) any inaccuracy or breach of any of the representations, warranties or covenants of Stonehouse or the Shareholder contained herein or in any certificate delivered pursuant hereto, or

(ii) any claim or claims whether or not presently known to the ColorSmart Group, which arise in connection with the operation of the business of Stonehouse, where the event which gives rise to such claim occurred prior to the date of this Agreement, or

(iii) any claim or claims arising out of the failure of Stonehouse or the Shareholder to discharge any of their obligations pursuant to this Agreement.

Stonehouse and the Shareholder do hereby, jointly and severally, furthermore indemnify and hold harmless ColorSmart against all liabilities, actual or contingent, and in particular against taxation liabilities, damages, criminal fines and legal costs of Stonehouse accrued or the cause of action of which arose on or before the Effective Date, which have not been provided for in the Effective Balance Sheet or in this Agreement. Without in any way derogating the generality of the above, the Shareholder hereby indemnifies ColorSmart against:

1. all taxation of every kind which may be levied upon Stonehouse as a result of:

      (a) the re-opening by the Tax Authorities of any taxation assessment of any nature whatsoever in respect of any period prior to the Effective Date;

      (b) any new or additional assessment of any nature whatsoever by the Tax Authorities in respect of any period prior to the Effective Date.

2. all interest and any penalties of any nature whatever payable under the Income Tax Act and the relevant statutes and under any other circumstances whatsoever by Stonehouse for all periods up to and including the Effective date.

In any action in respect of which indemnity may be sought hereunder by a party hereto shall be brought against such party, the other party shall be entitled to participate in the defence thereof at its own expense and to settle any such action on such terms as it shall see fit so long as the party entitled to indemnification hereunder shall be released from any liability by reason of such settlement. In such event, the party required to provide indemnification shall receive full cooperation and access to all relevant and non-privileged records and ColorSmart shall, if required, furnish the Shareholder with necessary Powers or Attorney and Resolutions in order to give effect to the aforegoing. The indemnification provisions of this Paragraph shall not be deemed exclusive and shall not prejudice any other rights or remedies, at law or in equity, of any party under this Agreement with respect to any matter relating to the terms, provisions, covenants or conditions of this Agreement or any transaction contemplated hereby.

ARTICLE V

ACCESS TO INFORMATION: CONFIDENTIALITY

5.00 Access.

Prior to the Closing Date, Stonehouse shall afford BDO Spencer Steward, Chartered Accountants, the representatives of ColorSmart, reasonable access to the officers and personnel of Stonehouse and to such of its financial, contractual and other records as shall be reasonably necessary for ColorSmart's "due diligence" investigation of Stonehouse and its business and operations.

5.01 Confidentiality.

(a) No information concerning Stonehouse not previously disclosed to the public or in the public domain which is contained herein or in the Stonehouse Schedule, or which shall have been furnished to or obtained by ColorSmart as provided in Section 6.02, shall be disclosed to any person other than ColorSmart's employees, legal counsel, financial advisers, or accountants in confidence, or used for any purpose other than as contemplated herein. In the event that the purchase and sale of the Stonehouse Stock shall not be consummated, ColorSmart shall return to Stonehouse all such information in its possession that is in written form.

(b) No information concerning ColorSmart not previously disclosed to the public or in the public domain which is contained herein or which shall have been furnished to or obtained by Stonehouse or any Shareholder shall be disclosed by them to any person other than their respective employees, legal counsel, financial advisors, or accountants in confidence, or used for any purpose ether than as contemplated herein. In the event that the purchase and sale of the Stonehouse Stock shall not be consummated, each such person shall return to ColorSmart all such information in their possession that is in written form.

ARTICLE VI.

COVENANTS OF STONEHOUSE AND THE SHAREHOLDER

6.00 Stonehouse and the Shareholder hereby jointly and severally covenant:

6.01 Conduct of Business.

From and after the execution and delivery of this Agreement and until the Closing Date or the termination of this Agreement, whichever shall first occur:

(i) Stonehouse shall not engage in any activities or transactions which shall be outside the ordinary course of its business without the prior written consent of ColorSmart, which consent shall not be unreasonably withheld;

(ii) such persons will use their best efforts to preserve the existing licenses, franchises, rights and privileges pertinent to the business and operations of Stonehouse; and

(iii) such persons will use their best efforts to preserve intact the business organisation of Stonehouse and to preserve its goodwill and relationships with its suppliers, customers, employees and others with whom it deals.

6.02 Notice of Certain Adverse Changes, Defaults or Claims.

Stonehouse shall give prompt notice to ColorSmart of any material adverse change to the properties or business of Stonehouse, or any notice of default received by it, subsequent to the date of this Agreement and prior to the Closing Date, under any instrument or agreement to which Stonehouse is a party or by which any of its property is bound, or of the assertion of any claim which, if upheld, would render inaccurate any representation contained herein.

6.03 Actions Requiring Consent.

Between the date hereof and the Closing Date or, the termination of this Agreement, whichever shall first occur, Stonehouse shall not, without the prior written consent of ColorSmart, which consent shall not unreasonably be withheld, take any action of the type described in clauses (c) through (n) of Paragraph 4.06.

6.04 Implementation of Representations and Warranties.

Such persons shall use all reasonable efforts to render accurate as of the Closing Date their representations and warranties contained in this Agreement, and shall refrain from taking any action which would render inaccurate as of the Closing Date any of such representations or warranties.

6.05 Communications.

Between the date hereof and the Closing Date, such persons shall furnish no communication to the public with respect to the transactions contemplated by this Agreement without the prior approval of ColorSmart as to the content thereof, which approval shall not unreasonably be withheld by ColorSmart.

6.08 Other Negotiations.

Between the date hereof and the Closing Date or the termination of this Agreement, whichever shall first occur, such persons will disclose to ColorSmart all bona fide inquiries from other persons, firms or corporations concerning the possible acquisition of Stonehouse (by consolidation, merger, sale or exchange of assets, sale of stock or otherwise) or equity securities of Stonehouse; and neither Stonehouse nor the Shareholder will solicit an acquisition of Stonehouse by another person, firm or corporation, whether by consolidation, merger or purchase or sale of business or assets or by the sale or exchange of stock, nor will Stonehouse solicit the sale of any of its capital stock or other equity securities to any other person, firm or corporation. Nothing contained in this Section shall be construed as limiting the rights of the Board of Directors of Stonehouse to discharge their fiduciary responsibilities in response to unsolicited offers from third parties.

6.07 Co-operation.

The Shareholder shall co-operate, and will use its best efforts to have the other present officers, directors and employees of Stonehouse cooperate, with ColorSmart, at its request, on and after the Closing Date and without further consideration, in endeavouring to effect the collection of accounts or notes receivable owing to Stonehouse at the Closing Date, and, at ColorSmart's expense, in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes relating to adjustment of income or any other taxes of Stonehouse for all periods prior to the Closing Date and in connection with any other actions, proceedings, arrangements or disputes whatsoever involving Stonehouse and based upon contracts, arrangements or acts which were in effect or occurred on or prior to the Closing Date.

6.08 Facilitation of the ColorSmart Public Offering.

Stonehouse and the Shareholder shall use their best efforts to co-operate, and will use their best efforts to have the other present officers, directors, agents, employees, attorneys, and accountants of Stonehouse to cooperate with ColorSmart in the process of ColorSmart's initial public offering of its common stock, being undertaken by ColorSmart pursuant to the Securities Act of 1933 (United States), as amended ("Public Offering"). Such co-operation shall include, but not be limited to: (i) providing for, at ColorSmart's expense, a certified audit of Stonehouse's financial statements and statements of operation for the period ended 28th February 1998 and for the preparation and review of any interim financial statements and statements of operations of Stonehouse as required by Regulation S-8 promulgated under the Securities Act, if such certified audit shall be required in the Public Offering; and (ii) providing such additional information or documents which may be reasonably necessary for ColorSmart to conduct its Public Offering and to permit the effectiveness of the registration statement to be filed by ColorSmart with the United States Securities and Exchange Commission ("SEC").

ARTICLE VII.

COVENANTS OF COLORSMART

7.00 ColorSmart hereby covenants:

7.01 Communications.

Between the date hereof and the Closing Date (except to the extent required by state or federal securities laws), ColorSmart shall furnish no communication to the public with respect to the transactions contemplated by this Agreement without the prior approval of Stonehouse as to the content thereof, which approval shall not unreasonably be withheld by Stonehouse.

7.02 Registration of ColorSmart Common.

ColorSmart will use its best efforts to file and maintain an effective registration statement with the SEC and applicable state securities commissions covering the registration on Form SB-2 and sale of its common stork in order to conduct the Public Offering as soon as practicable after the execution of this Agreement.

7.03 ColorSmart to notify Authorities

Forthwith after Closing, ColorSmart shall at its cost cause the necessary returns and information to be forwarded to the Receiver of Revenue, the Registrar of Companies and any other competent authority having jurisdiction recording the change of control of Stonehouse as provided for in this Agreement.

7.04 Suretyships and Guarantees

ColorSmart shall forthwith after closing secure the release of the Shareholder and/or any other person from any suretyships and/or guarantees which may have been given in respect of any obligations of Stonehouse and does hereby further Indemnify the Shareholder and/or any other person in respect of any liability which he or they may have under such suretyships and/or guarantees until ColorSmart has procured the said release.

ARTICLE VIII.

CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDER

8.00 The obligations of the Shareholder under this Agreement are, subject to the satisfaction of ColorSmart at or prior to the Closing of the following conditions:

8.01 Accuracy of Representations and Warranties.

All of the representations and warranties made by Stonehouse in this Agreement shall be true in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, except for changes contemplated by this Agreement

8.02 Fulfillment of Covenants.

All of the terms, covenants and conditions of this Agreement to be complied with and performed by Stonehouse at or before the Closing Date shall have been duly complied with and performed.

8.03 Approval of Sale.

All authorisations, consents and approvals of all state and local governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained.

8.04 No Litigation.

There shall be no litigation pending which has been brought for the purpose of enjoining any transaction contemplated by this Agreement or which would have the effect, if successful, of imposing a material liability upon Stonehouse the Shareholder because of such transaction.

8.05 Consents Obtained.

Stonehouse and the Shareholder shall have delivered to ColorSmart the written consent or approval of each person or organisation whose consent or approval shall be required in order to permit them to consummate the transactions contemplated hereby or in order to avoid any breach or termination of any agreement to which they are a party.

8.06 Accountant's Review.

ColorSmart shall have received from BDO Spencer Steward, Chartered Accountants, a letter to the effect that on the basis of their "acquisition review" of Stonehouse, not constituting a full audit, nothing has come to their attention which has caused them to believe that the accounts or balances to which they applied their procedures should be adjusted.

8.07 Accounting Treatment.

ColorSmart shall have received from the said BDO Spencer Steward, a written analysis stating that the business combination resulting from the consummation of the transactions contemplated by this Agreement may be accounted for on a pooling of interests basis in accordance with generally accepted accounting principles and in accordance with all rules, regulations and policies of the SEC.

8.08 ColorSmart Review.

There shall not have come to the attention of ColorSmart, as a result of any investigation performed pursuant to Paragraph 5.00 hereof, any information, not previously disclosed to ColorSmart which is likely to materially and adversely affect the business, property or operations of Stonehouse following the Closing Date.

8.09 Resignation of Directors.

All persons serving as directors of Stonehouse shall have tendered their resignations to be effective as of the Closing Date.

8.10 Sale of STONEHOUSE Shares.

Not less than one hundred percent (100%) of the issued shares of Stonehouse as of the Closing Date shall have been tendered by the Shareholder for purchase by ColorSmart hereunder.

8.11 Public Offering

The Public Offering referred to in paragraph 6.08 to be undertaken by ColorSmart in terms of the Securities Act of 1933 (United States) shall have been successfully concluded by the 30th November 1998 or such extended date as may have been agreed to by the parties in writing.

8.12 Parties to use their best endeavours

Each of the parties shall use its best endeavours to procure the fulfilment of the conditions herein contained and in particular the conditions listed in paragraphs 8.03 to 8.11.

8.13 Failure of Conditions.

If any of the conditions fails this agreement shall cease to be of any further force and effect and the parties shall be restored as near as may be to the positions in which they would have been had this agreement not been entered into. No party shall have any claim against the other as a result of the failure of the condition, except for such claims, if any, as may result from a breach of paragraphs 8.12 and 8.13.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS WARRANTIES AND COVENANTS

9.00 The representations, warranties and covenants of the parties contained in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Closing hereunder.

ARTICLE X

PAYMENT OF EXPENSES

10.00 Expenses.

Except as provided herein, the parties shall each pay their own legal and accounting fees and other out-of-pocket expenses incurred incident to the preparation and carrying out of this Agreement and the transactions herein contemplated, whether or not such transactions are consummated; provided however, in the event that the Shareholder, or Stonehouse, or either of them, shall fail to consummate the transactions contemplated by this Agreement, for reasons

11.07 Good Faith

Each of the parties hereto agree that it or they shall act in good faith in an attempt to cause all the conditions precedent to their respective obligations hereunder to be satisfied.

11.08 Applicable Law.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Tennessee.

11.09 Severability.

Should any provision of this Agreement be determined to be invalid, it shall be severed from this Agreement and the remaining provisions of the Agreement shall remain in full force and effect.

Witness the due execution of this Agreement by the parties hereto as of the date set forth above.

COLORSMART, INC.

By /s/ Roger D. Finchum, Sr /CEO
   ---------------------------------------


STONEHOUSE GRAPHICS (PROPRIETARY) LIMITED.

By /s/ Nolan Weight
   ---------------------------------------

SHAREHOLDER:

By /s/ Nolan Weight
   ---------------------------------------
NOLAN WEIGHT

----------
Prepared by Lams (Pty) Ltd 1 September 1998
Revised 7th October 1998
Revised 10th October 1998